Exhibit 23.3

	BDO Stoy Hayward LLP	Arcadia House Maritime Walk
	Chartered Accountants	Ocean Village Southampton SOl4 3TL
Telephone: +44 (0)23 8088 1700
Facsimile: +44 (0)23 8088 1701
DX 2008 Southampton
Web site: www.bdo.co.uk

Private and Confidential		By email

Commonwealth Biotechnologies, Inc.		29 January 2008
Richmond, Virginia
Our ref: 014171/JDS/T259

Direct line: 023 8088 1907
E-mail: jonathan.shaw@bdo.co.uk

Dear Sirs

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 19, 2007, relating to the financial statements of Exelgen Limited (formerly known as Tripos Discovery Research Limited) which is contained in that Prospectus.

Yours faithfully

BDO Stoy Hayward LLP